UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

---------------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2008

CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

550 West Main Street, Merced, California  95340
(Address of Principal Executive Offices) (Zip Code)

(209) 725-2200
(Company's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03                      Material Modifications to Rights of Security Holders.

See item 8.01 regarding restrictions on payments of dividends and similar distributions with respect to capital stock.

Item 8.01                      Other Events

Capital Corp of the West (the “Company”) on May 23, 2008, gave notice to the trustees of its four series of junior subordinated debentures or trust preferred securities of its intent to exercise its right to defer quarterly and semi-annual interest payments under those debentures.  The indentures for these securities permit deferral for up to 20 quarters or 10 semi-annual periods.  As a result of discussions with federal and state bank regulatory agencies, the Company determined that deferral of trust preferred payments would be in the best interests of the Company and its subsidiary County Bank until their capital position improves in relation to their overall risk.  Until interest payments are paid, the indentures prohibit the Company from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, subject to certain limited exceptions.  However, the Company is developing a capital plan for review by its regulators with the hope of minimizing (or eliminating if possible) any extension or deferral period under the indentures.  No assurance can be given that the capital plan will succeed or that the Company will be able to minimize or eliminate the extension or deferral period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2008	Capital Corp of the West
By: /s/ Alan Ma
Alan Ma
Controller (Duly authorized officer)